Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2021
OPERATING RESULTS

•Third quarter net income of $822 million
•Retail loan and operating lease originations of $11.6 billion for the third quarter
•Earning assets of $101.5 billion at September 30, 2021
•Available liquidity of $29.5 billion at September 30, 2021

FORT WORTH, TEXAS October 27, 2021 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $822 million for the quarter ended September 30, 2021, compared to $1.2 billion for the quarter ended June 30, 2021, and $893 million for the quarter ended September 30, 2020. Net income for the nine months ended September 30, 2021 was $2.9 billion, compared to $1.2 billion for the nine months ended September 30, 2020.

Retail loan originations were $7.8 billion for the quarter ended September 30, 2021, compared to $9.1 billion for the quarter ended June 30, 2021, and $7.3 billion for the quarter ended September 30, 2020. Retail loan originations for the nine months ended September 30, 2021 were $25.2 billion, compared to $22.5 billion for the nine months ended September 30, 2020. The outstanding balance of retail finance receivables, net of fees was $57.4 billion at September 30, 2021, compared to $51.3 billion at December 31, 2020 and $48.7 billion at September 30, 2020.

Operating lease originations were $3.8 billion for the quarter ended September 30, 2021, compared to $5.9 billion for the quarter ended June 30, 2021, and $5.5 billion for the quarter ended September 30, 2020. Operating lease originations for the nine months ended September 30, 2021 were $15.5 billion, compared to $13.7 billion for the nine months ended September 30, 2020. Leased vehicles, net was $39.7 billion at September 30, 2021, compared to $39.8 billion at December 31, 2020, and $39.4 billion at September 30, 2020.

The outstanding balance of commercial finance receivables, net of fees was $4.4 billion at September 30, 2021, compared to $9.1 billion at December 31, 2020 and $8.5 billion at September 30, 2020.

Retail finance receivables 31-60 days delinquent were 1.7% of the portfolio at September 30, 2021 and 2.1% at September 30, 2020. Accounts more than 60 days delinquent were 0.5% of the portfolio at September 30, 2021 and 0.8% at September 30, 2020.

Annualized net charge-offs were 0.5% of average retail finance receivables for the quarter ended September 30, 2021 and 1.2% for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, annualized net charge-offs were 0.6%, compared to 1.5% for the nine months ended September 30, 2020.

The Company had total available liquidity of $29.5 billion at September 30, 2021, consisting of $4.9 billion of cash and cash equivalents, $21.1 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $53 million for the quarter ended September 30, 2021, compared to $50 million for the quarter ended June 30, 2021 and $46 million for the quarter ended September 30, 2020. Earnings for the nine months ended September 30, 2021 were $157 million, compared to $113 million for the nine months ended September 30, 2020.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the quarter ended September 30, 2021. This recording, along with the presentation slides and this release, will be posted to the Company’s website on October 27, 2021 by 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020 and our subsequent quarterly reports on Form 10-Q. Such risks include - but are not limited to - the length and severity of the COVID-19 pandemic; GM's ability to sell new vehicles that we finance in the markets we serve; dealers' effectiveness in marketing our financial products to consumers; the viability of GM-franchised dealers that are commercial loan customers; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards and regulatory or supervisory requirements; the adequacy of our allowance for loan losses on our finance receivables; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at lease inception and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; changes in the determination of LIBOR and other benchmark rates; our ability to secure private customer and employee data or our proprietary information, manage risks related to security breaches and other disruptions to our networks and systems and comply with enterprise data regulations in all key market regions; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; and changes in local, regional, national or international economic, social or political conditions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Finance charge income	$1,035	$999	$3,087	$2,971
Leased vehicle income	2,246	2,354	6,871	7,203
Other income	73	68	229	231
Total revenue	3,354	3,421	10,187	10,405
Costs and expenses
Operating expenses	381	394	1,170	1,097
Leased vehicle expenses	1,088	1,126	3,157	4,602
Provision for loan losses	141	31	174	824
Interest expense	704	709	1,987	2,332
Total costs and expenses	2,314	2,260	6,488	8,855
Equity income	53	46	157	113
Income before income taxes	1,093	1,207	3,856	1,663
Income tax provision	271	314	976	430
Net income	822	893	2,880	1,233
Less: cumulative dividends on preferred stock	30	24	89	69
Net income attributable to common shareholder	$792	$869	$2,791	$1,164

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$4,865	$5,063
Finance receivables, net	59,922	58,390
Leased vehicles, net	39,657	39,819
Goodwill	1,170	1,173
Equity in net assets of non-consolidated affiliates	1,649	1,581
Related party receivables	331	643
Other assets	6,612	7,156
Total assets	$114,206	$113,825
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$38,041	$39,982
Unsecured debt	54,064	52,443
Deferred income	2,754	3,048
Related party payables	470	269
Other liabilities	4,277	4,485
Total liabilities	99,606	100,227
Total shareholders' equity	14,600	13,598
Total liabilities and shareholders' equity	$114,206	$113,825

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2021	2020	2021	2020
Retail finance receivables originations	$7,800	$7,301	$25,163	$22,491
Lease originations	$3,849	$5,532	$15,482	$13,737

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2021	2020	2021	2020
Average retail finance receivables	$57,216	$47,818	$54,962	$45,016
Average commercial finance receivables	4,994	8,046	6,436	9,897
Average finance receivables	62,210	55,864	61,398	54,913
Average leased vehicles, net	40,255	39,504	40,266	40,562
Average earning assets	$102,465	$95,368	$101,664	$95,475

Ending Earning Assets	September 30, 2021	December 31, 2020
Retail finance receivables, net of fees	$57,424	$51,288
Commercial finance receivables, net of fees	4,401	9,080
Leased vehicles, net	39,657	39,819
Ending earning assets	$101,482	$100,187

Finance Receivables	September 30, 2021	December 31, 2020
Retail
Retail finance receivables, net of fees	$57,424	$51,288
Less: allowance for loan losses	(1,863)	(1,915)
Total retail finance receivables, net	55,561	49,373
Commercial
Commercial finance receivables, net of fees	4,401	9,080
Less: allowance for loan losses	(40)	(63)
Total commercial finance receivables, net	4,361	9,017
Total finance receivables, net	$59,922	$58,390

Allowance for Loan Losses	September 30, 2021	December 31, 2020
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.7%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.9%	0.7%

Delinquencies	September 30, 2021	September 30, 2020
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.7%	2.1%
Greater than 60 days	0.5	0.8
Total	2.2%	2.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2021	2020	2021	2020
Charge-offs	$207	$280	$664	$876
Less: recoveries	(133)	(133)	(426)	(378)
Net charge-offs	$74	$147	$238	$498
Net charge-offs as an annualized percentage of average retail finance receivables	0.5%	1.2%	0.6%	1.5%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2021	2020	2021	2020
Operating expenses as an annualized percentage of average earning assets	1.5%	1.6%	1.5%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com